Exhibit 99.2

                 Supplemental Information--Events Involving the
                      Registrant Leading to the Transaction


Summarized below are the material events involving the Registrant which led to the execution by the Registrant of the Merger Agreement and the announcement of the proposed transaction between Starwood Financial and the Registrant. Capitalized terms used in this Exhibit have the meanings given to them in Item 5 of the Form 8-K of the Registrant to which this Exhibit is attached.

In the fourth quarter of 1998, in light of the under-performance of the Registrant's stock price, and the increasing difficulty companies like the Registrant were encountering in raising funds in the equity capital markets, the Registrant held discussions with several investment banking firms regarding strategic alternatives that might be available to the Registrant to address these concerns and provide greater access to capital and growth opportunities going forward.

In early December 1998, the respective chief executive officers of the Registrant and Starwood Financial met and held informal discussions regarding a possible business combination transaction between the two companies. On January 7, 1999, Starwood Financial indicated to members of the Registrant's management an interest in pursuing a business combination with the Registrant.

On January 11, 1999, the Registrant engaged Greenhill & Co., LLC ("Greenhill") to act as its financial advisor "in connection with a review of strategic alternatives [with respect to] raising capital through private equity funds, advisors, insurance companies, pension funds or other institutional investors and/or the execution of a financing recapitalization, acquisition, merger, sale, privatization, joint venture or similar capital event involving the [Registrant] or its assets."

After further discussions between the Registrant and Greenhill, on February 24, 1999, the Registrant's Board of Directors authorized Greenhill, in relation to a possible sale, merger or recapitalization of the Registrant, to continue discussions with Starwood Financial and, in addition, to approach three major commercial finance companies, a major insurance and financial services company and the four private real estate opportunity funds (the "Private Funds") that, in Greenhill's view, were most capable of completing a transaction of the proposed size. Greenhill made those approaches promptly following that date.

On March 2, 1999, the Registrant engaged Greenhill to pursue a transaction similar to that described above and provided for a transaction fee, based on the value of the transaction, in the event that a transaction were completed.


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During March 1999, extensive information was provided to and discussions were held between Greenhill, on the Registrant's behalf, with Starwood Financial and the Private Funds. The other parties approached by Greenhill declined to pursue the opportunity. During the period March 31 to April 5, three proposals, each subject to due diligence, arrangement of financing and other terms, were received from the Private Funds. The fourth Private Fund declined to submit a proposal. Starwood Financial also submitted a proposal during that period.

One of the Private Fund proposals indicated an interest in acquiring the Registrant's common stock at a price range of $27-$28 per share, one at a price of $27.50 per share and one at a price range of $28-$32 per share, in each case in cash and subject to the various contingencies described above. The Registrant was informed by Greenhill that extensive efforts were made, without success, to persuade the first two parties to increase the amount of their proposals. In the case of the third party, extensive efforts were made to clarify where within its proposed price range it was most likely to complete a transaction. Upon further discussion, it was reported by Greenhill that this third party was unwilling to confirm a price at the midpoint of its range or higher and ultimately declined the opportunity to pursue further due diligence on the Registrant or pursue a transaction with the Registrant.

The original Starwood Financial proposal, which was subject to due diligence, definitive documentation and other material terms, was for a stock for stock merger on the basis of one share of Starwood Financial common stock, after giving effect to the Advisor Transaction, for each share of Registrant common stock.

The Registrant's Board of Directors met on April 21, 1999 to consider these various proposals and a presentation made by the Registrant's management setting forth its views of the Registrant's proposed strategy and several alternatives for raising capital to grow the Registrant's core business and other operational and financial initiatives to increase returns to its shareholders, as alternatives to a change of control transaction. At the same meeting, representatives of Starwood Financial made a presentation of its proposal to the Board, and Greenhill presented to the Board the then current status of the above-described proposals of the Private Funds. Based on these presentations, the Registrant's Board of Directors determined that the Registrant should take further steps to pursue a transaction with Starwood Financial and authorized Greenhill and the Registrant's counsel, Paul, Weiss, Rifkind, Wharton & Garrison ("Paul, Weiss"), to further negotiate the key transaction terms with Starwood Financial and, in particular, directed Greenhill to seek to improve upon Starwood Financial's proposed exchange ratio of one Starwood Financial common share for each share of common stock of the Registrant. Based on further negotiations conducted by Greenhill and Paul, Weiss, on the Registrant's behalf, Starwood Financial indicated a willingness to improve its proposal to an exchange ratio of 1.15 Starwood Financial


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common shares, after giving effect to the Advisor Transaction, for each
Registrant common share.

On May 26, 1999, the Registrant's Board authorized the Registrant's advisors to pursue a merger based on this improved proposal. On June 16, 1999, the Registrant and Starwood Financial announced that they had entered into the Merger Agreement dated as of June 15, 1999.